Exhibit 99.1

NEWS RELEASE
     (a) FOR IMMEDIATE RELEASE
Investor Relations Contact:
 Quintin V. Kneen
 Vice President — Finance and Investor Relations
 (281) 878-5612
 quintin.kneen@grantprideco.com
GRANT PRIDECO REPORTS EPS OF $1.00 PER SHARE
ON A 12% REVENUE INCREASE
HOUSTON, TEXAS, February 29, 2008 — Grant Prideco, Inc. (NYSE:GRP) today announced results for its 2007 fourth quarter. Net income was $128.5 million ($1.00 per diluted share) on revenues of $505.4 million. These results compare to net income of $140.1 million ($1.07 per diluted share) on revenues of $452.2 million in last year’s fourth quarter.
     “We are pleased to report strong quarterly revenues and operating income, led by a 17% growth in revenues from our Drilling Products and Services segment over the same period last year,” commented Michael McShane, Chairman, President and CEO of Grant Prideco. “Our ReedHycalog segment also reported strong revenue growth, up 12% over the same prior-year period. While we incurred some delivery delays and higher than expected operating costs which negatively impacted fourth quarter results, I believe our businesses are in excellent condition heading into the pending merger with National Oilwell Varco.”
     Sale of Select Tubular Divisions
     On October 29, 2007, the Company entered into a definitive Purchase and Sale Agreement with Vallourec S.A and Vallourec & Mannesman Holdings, Inc. (collectively referred to as “Vallourec”) to sell three of the divisions within its former Tubular Technology and Services segment for $800 million in cash, subject to a final working capital adjustment and standard closing conditions (including regulatory approval). The transaction is expected to close in the second quarter of 2008. The divisions included in the sale are Atlas Bradford Premium Threading and Services, TCA Premium Casing and Tube-Alloy Accessories. In addition to the divisions being sold, certain other divisions within the former Tubular Technology and Services segment (located in Canada and Venezuela) have either been sold, are planned to be disposed of, or are otherwise being discontinued. All of these dispositions discussed above are reflected as discontinued operations in the Company’s Statements of Operations and prior periods have been revised to reflect this presentation. The remaining division in the former Tubular Technology and Services segment, XL Systems, is now included in the Other segment along with the IntelliServ division. Prior period segment reporting has been revised to reflect this change.
     Operating Income Increase
     Consolidated revenues increased by $53.2 million, or 12%, compared to last year’s fourth quarter while consolidated operating income increased to $142.8 million from $137.4 million. Prior year’s fourth quarter included a benefit of $3.9 million related to the settlement of a trade credit dispute. Consolidated operating margins decreased to 28.3% from 30.4% primarily due to lower ReedHycalog operating margins coupled with $11.0 million of increased Corporate expenses primarily related to stock-based incentive compensation, patent litigation and professional fees related to the pending merger.
     Other Items
     Interest expense decreased by $2.1 million compared to last year’s fourth quarter due to capitalized interest related to several large capital improvement projects and the repurchase of $25.4 million of the Company’s Senior Notes. Other expense, net decreased to $1.0 million from $2.1 million due primarily to interest income on the Company’s cash and investment balances. Equity income from the Company’s investment in Voest-Alpine Tubulars decreased $8.9 million primarily as a result of a soft U.S. OCTG market, increased global production capacity and certain orders in 2007 shifting to the first quarter of 2008.
     The Company’s effective tax rate was 27.7% for the fourth quarter of 2007 (29.2% year-to-date) compared to 22.1% for the same period in prior year (28.1% for fiscal 2006). The increase in the annual rate from 28.1% to 29.2% results primarily from the release of a valuation allowance related to foreign tax credits in the prior year.
     The Company repurchased 3.0 million, or $141.6 million, of its outstanding shares during the quarter, bringing its total 2007 share repurchases to 5.2 million shares, or $244.3 million. Cash and cash equivalents were $161.0 million at quarter end.
     SEGMENT RESULTS
     Drilling Products and Services
     Revenues for the Drilling Products and Services segment were a record $311.0 million during the quarter, representing a 17% increase over last year’s fourth quarter. Operating income increased by 23% to $123.2 million and operating income margins increased to 40% from 38% in last year’s fourth quarter. These results reflect improved pricing and a favorable product mix of larger-diameter, premium drill pipe. These results also reflect lower tool joint sales of $9.0 million due to the Company shifting sales from third-party customers to internal use. Drill pipe average sales price per foot increased by 18% compared to last year’s fourth quarter. Drill pipe footage sold was flat year-over-year due primarily to the rollover of a large volume of drill pipe sales from the third to fourth quarter of 2006 due to the timing of vessel deliveries. Additionally, shipping delays of certain drill pipe orders from Asia resulted in the shifting of approximately $3.9 million of revenues into the next fiscal quarter. This segment’s backlog was $740.5 million at December 31, 2007.
     ReedHycalog
     Revenues for the ReedHycalog segment increased by 12% to $161.4 million primarily due to increased revenues related to Andergauge, which the Company acquired in October 2006, coupled with higher revenues outside of North America. Operating income for ReedHycalog was $41.8 million compared to $42.3 million in last year’s fourth quarter and operating income margins decreased to 26% from 29% in last year’s fourth quarter. Operating income was negatively impacted by approximately $5.3 million of relocation costs and manufacturing inefficiencies during the phase-out of production at four of its existing facilities and the startup of its new Conroe, Texas facility coupled with higher sales and marketing costs related to increased sales force infrastructure in this segment’s Europe and Africa region due to increased activity in that region.
     Other
     Revenues for the Company’s Other segment decreased by 22% to $33.0 million. Operating income (loss) decreased from income of $5.2 million to a loss of $0.5 million. Revenues and operating income are down primarily as a result of this segment’s XL Systems division having lower revenues from Nigeria and Mexico compared to last year’s fourth quarter. In addition, $5.5 million of revenues were delayed into 2008 due to delivery terms and shipping delays.

     Corporate
     Corporate operating loss increased by $11.0 million year-over-year primarily due to increased incentive compensation costs and legal costs related to patent litigation and also includes $2.1 million in professional fees incurred related to the pending merger between the Company and National Oilwell Varco. Additionally, the fourth quarter of 2006 included a benefit of $3.9 million due to the settlement of a trade credit dispute.
     Discontinued Operations
     Income from discontinued operations, which primarily includes the results of Atlas Bradford Premium Threading and Services, TCA Premium Casing and Tube-Alloy Accessories, decreased by 15% to $12.2 million, net of tax. The decrease is primarily attributable to decreased activity at the Company’s TCA heat-treat facility due to destocking of distributor inventories due to softer Gulf of Mexico activity and increased mill capacity in 2007. However, it appears that the market for North American OCTG products has improved subsequent to year end.
     Pending Merger
     On December 16, 2007, the Company entered into an Agreement and Plan of Merger with National Oilwell Varco that will result in National Oilwell Varco acquiring all of its outstanding shares in exchange for a combination of cash and stock. Upon completion of the transaction, each stockholder of Grant Prideco will receive 0.4498 of a share of National Oilwell Varco common stock and $23.20 in cash for each share of Grant Prideco common stock. The transaction is subject to shareholder and regulatory approval and other customary terms and conditions. The Company’s management expects the transaction to close in April 2008.
     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is a world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology and specialty tools, manufacturing, sales and service; and a provider of an integrated package of large-bore tubular products and services.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for its drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that it will be able to pass through raw material price increases to its customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements.
     Additional Information

In connection with the proposed transaction between National Oilwell Varco, Inc. and Grant Prideco, Inc., National Oilwell Varco filed a Registration Statement on Form S-4. Such registration statement includes a preliminary proxy statement of Grant Prideco, Inc. that also constitutes a preliminary prospectus of National Oilwell Varco, Inc. Grant Prideco, Inc. and its respective directors and officers may be deemed to be participants in the solicitation of proxies from its stockholders. Information about these persons can be found in Grant Prideco’s Annual Report on Form 10-K filed with the SEC and forms 8-K filed with the SEC since the date of filing of the Form 10-K, and additional information about such persons may be obtained from the preliminary proxy statement/prospectus and from the definitive proxy statement/prospectus when it becomes available. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE FORM S-4 AND PRELIMINARY PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a copy of such documents when they become available, without charge, from the SEC’s web site at www.sec.gov.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS (In
(thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Income:	(Unaudited)
Revenues	$505,416	$452,209	$1,908,634	$1,530,259
License and royalty income	—	—	—	20,000

	505,416	452,209	1,908,634	1,550,259
Operating Expenses:
Cost of sales	264,092	234,542	975,383	794,645
Sales and marketing	49,440	44,491	180,966	152,191
General and administrative	36,269	30,070	126,933	103,026
Research and engineering	8,745	9,558	38,177	33,573
Other operating items	4,024	(3,900)	6,446	(3,900)

	362,570	314,761	1,327,905	1,079,535

Operating Income	142,846	137,448	580,729	470,724
Interest Expense	(2,939)	(5,000)	(14,202)	(16,021)
Other Expense, Net	(997)	(2,095)	(1,641)	(3,803)
Equity Income in Unconsolidated Affiliate	25,403	34,317	124,332	125,597

Income Before Income Taxes and Minority Interests	164,313	164,670	689,218	576,497
Income Tax Provision	(45,583)	(36,443)	(201,088)	(162,030)
Minority Interests	(2,439)	(2,439)	(9,933)	(10,361)

Income from Continuing Operations	116,291	125,788	478,197	404,106
Income from Discontinued Operations, Net of Tax	12,205	14,307	41,039	60,478

Net Income	$128,496	$140,095	$519,236	$464,584

Basic Net Income Per Share:
Income from continuing operations	$0.91	$0.98	$3.73	$3.10
Income from discontinued operations	0.10	0.11	0.32	0.46

Net Income	$1.01	$1.09	$4.05	$3.56

Basic Weighted Average Shares Outstanding	127,155	128,615	128,060	130,510

Diluted Net Income Per Share:
Income from continuing operations	$0.91	$0.96	$3.69	$3.05
Income from discontinued operations	0.09	0.11	0.32	0.45

Net Income	$1.00	$1.07	$4.01	$3.50

Diluted Weighted Average Shares Outstanding	128,161	130,658	129,610	132,674

Cash Flow Data:
Depreciation and amortization	$13,187	$12,352	$52,539	$42,083
Cash provided by operating activities	113,155	129,072	488,291	394,100
Cash used in investing activities	(25,852)	(141,263)	(116,361)	(210,644)
Cash used in financing activities	(166,269)	(28,891)	(269,057)	(154,609)
Capital expenditures (a)	31,059	28,214	122,365	82,925

	December 31,

Balance Sheet Data:	2007	2006

Cash and cash equivalents	$160,988	$57,344
Total assets	2,350,704	2,022,067
Total debt	176,585	245,852
Total liabilities	640,903	659,184
Stockholders’ equity	1,709,801	1,362,883

Backlog at Period End (Unaudited)	$783,040	$1,157,928

(a)	Capital expenditures for property, plant and equipment excludes acquisition of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)
Revenues:
Drilling Products and Services	$311,027	$266,441	$1,175,632	$888,661
ReedHycalog	161,374	143,617	610,738	504,648
Other	33,015	42,151	122,264	136,950

	$505,416	$452,209	$1,908,634	$1,530,259

Operating Income (Loss):
Drilling Products and Services	$123,166	$100,518	$470,142	$323,189
ReedHycalog	41,758	42,329	169,567	185,087
Other	(489)	5,231	3,878	9,018
Corporate	(21,589)	(10,630)	(62,858)	(46,570)

	$142,846	$137,448	$580,729	$470,724

Depreciation and Amortization:
Drilling Products and Services	$3,976	$3,569	$15,124	$13,495
ReedHycalog	6,723	6,142	27,150	18,620
Other	1,244	1,562	5,441	6,031
Corporate	1,244	1,079	4,824	3,937

	$13,187	$12,352	$52,539	$42,083

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$7,537	$8,534	$33,732	$28,019
ReedHycalog	15,402	10,580	55,145	24,847
Other	6,214	6,915	28,108	25,661
Corporate	1,906	2,185	5,380	4,398

	$31,059	$28,214	$122,365	$82,925

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